CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Certain Other Fund Service Providers” in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of DNP Select Income Fund Inc. (the Fund) for the registration of shares of its common stock and rights to purchase common stock and to the incorporation by reference therein of our report dated February 21, 2012 with respect to the financial statements of the Fund for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

Chicago, Illinois

March 15, 2012